FOR MORE INFORMATION:

Charles Lynch

Senior Vice President, Finance and Strategy

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

Mednax Reports Third Quarter Results

FORT LAUDERDALE, Fla., October 28, 2021 - Mednax, Inc. (NYSE: MD), the national medical group specializing in prenatal, neonatal, and pediatric services, today reported earnings from continuing operations of $0.37 per share for the three months ended September 30, 2021. On a non-GAAP basis, Mednax reported Adjusted EPS from continuing operations of $0.46.

For the 2021 third quarter, Mednax reported the following results from continuing operations:

•
Net revenue of $493 million;
•
Income from continuing operations of $32 million; and
•
Adjusted EBITDA of $73 million.

“We are pleased with our third-quarter results, the strategic steps we have been taking, and the strength of our balance sheet,” said Mark S. Ordan, Chief Executive Officer of Mednax. “Our financial performance accompanied many positive steps in the organization, the combination of which we believe positions us very well to face challenges and to seize opportunities. Our recent investment in Brave Care, which brings us a suite of innovative technology and operating systems, should enable us to accelerate our activities in pediatric primary and urgent care. All of what we are doing is part of our drive to lead in the continuum of women’s and children’s care.”

Operating Results from Continuing Operations – Three Months Ended September 30, 2021

Mednax’s net revenue for the three months ended September 30, 2021 was $492.9 million, compared to $460.6 million for the prior-year period. Mednax’s overall same-unit revenue increased by 5.9 percent, modestly complemented by net acquisition activity.

Same-unit revenue attributable to patient volume increased by 6.5 percent for the 2021 third quarter as compared to the prior-year period. Shown below are year-over-year percentage changes in certain same-unit volume statistics for the three and nine months ended September 30, 2021. (Note: figures in the below table reflect contributions only to net patient service revenue and exclude other contributions to total same-unit revenue, including contract and administrative fees.)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Hospital-based patient services	7.8%	3.5%
Office-based patient services	7.4%	10.8%

Neonatology services (within hospital-based services):
Total births	2.8%	1.6%
Neonatal intensive care unit (NICU) days	5.6%	2.7%

Same-unit revenue from net reimbursement-related factors decreased by 0.6 percent for the 2021 third quarter as compared to the prior-year period. The net decrease primarily reflects the fact that during the 2021 third quarter, the Company did not record any funds under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, as compared to $14.2 million in CARES Act funds recorded during the 2020 third quarter. This decreased the Company’s same-unit revenue from net reimbursement-related factors by 3.2 percent. This was partially offset by increases in contract administrative fees; an approximately 80 basis point increase in the percentage of services reimbursed by commercial and other non-government payors; and modest improvements in managed care contracting.

For the 2021 third quarter, practice salaries and benefits expense was $328.8 million, compared to $309.9 million for the prior-year period. This increase reflects comparisons with the temporary reductions in salary expense related to COVID-19 cost mitigation initiatives during the 2020 third quarter, as well as current year increases in variable incentive compensation, based on practice-level revenue and other financial results during the quarter.

For the 2021 third quarter, general and administrative expenses were $66.9 million, as compared to $66.3 million for the prior-year period. This increase primarily reflects higher expenditures related to information-technology initiatives, as well as comparisons with temporary reductions in salary expense related to COVID-19 mitigation initiatives during the 2020 third quarter.

For the third quarter of 2021, transformational and restructuring related expenses totaled $4.2 million, compared to $34.3 million for the third quarter of 2020. Of the expense recorded during the third quarter of 2021, $3.1 million related to contract termination fees as part of the Company’s transition to a third-party revenue cycle management provider, while the remainder related primarily to third-party consulting fees.

Adjusted EBITDA from continuing operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and amortization, and transformational and restructuring related expenses was $73.4 million for the 2021 third quarter, compared to $72.8 million for the prior-year period. Funds received from the provider relief fund established by the CARES Act impacted Adjusted EBITDA positively by approximately $8 million for the prior-year third quarter.

Depreciation and amortization expense was $8.2 million for the third quarter of 2021 compared to $7.2 million for the third quarter of 2020.

Investment and other income was $1.7 million for the third quarter of 2021 compared to $10.5 million for the third quarter of 2020. The decrease of $8.8 million primarily reflects the reduced reimbursement received related to the transition services being provided to the buyer of the Company’s former anesthesiology medical group.

Interest expense was $17.6 million for the third quarter of 2021 compared to $27.3 million for the third quarter of 2020. This decrease primarily reflects the Company’s January 2021 redemption of its $750 million in outstanding principle amount of 5.25% senior notes due 2023 (the “2023 Notes”).

Mednax generated income from continuing operations of $31.8 million, or $0.37 per diluted share, for the 2021 third quarter, based on a weighted average 86.1 million shares outstanding. This compares with loss from continuing operations of $2.7 million, or $0.03 per diluted share, for the 2020 third quarter, based on a weighted average 83.9 million shares outstanding.

For the third quarter of 2021, Mednax reported Adjusted EPS from continuing operations of $0.46, compared to $0.37 for the third quarter of 2020. For these periods, Adjusted EPS from continuing operations is defined as diluted income from continuing operations per common and common equivalent share excluding non-cash amortization expense, stock-based compensation expense, and transformational and restructuring related expenses.

Operating Results from Continuing Operations – Nine Months Ended September 30, 2021

For the nine months ended September 30, 2021, Mednax generated revenue from continuing operations of $1.41 billion, compared to $1.32 billion in the prior-year period. Adjusted EBITDA from continuing operations for the nine months ended September 30, 2021 was $184.4 million, compared to $161.6 million for the prior year. Mednax generated income from continuing operations of $67.7 million, or $0.79 per share, for the nine months ended September 30, 2021, based on a weighted average 85.8 million shares outstanding, which compares to a loss from continuing operations of $14.1 million, or $0.17 per share, based on a weighted average 83.3 million shares outstanding for the first nine months of 2020. For the nine months ended September 30, 2021, Mednax reported Adjusted EPS from continuing operations of $1.11, compared to $0.70 in the same period of 2020. For the nine months ended September 30, 2021 Adjusted EPS also excludes the loss on early extinguishment of debt and gain on sale of building.

Financial Position and Cash Flow – Continuing Operations

Mednax had cash and cash equivalents of $358 million at September 30, 2021, compared to $1.12 billion on December 31, 2020, and net accounts receivable were $262 million. As previously disclosed, Mednax used $764 million in cash in January 2021 to redeem its $750 million 2023 Notes, including cash premiums and accrued interest.

During the third quarter of 2021, Mednax generated cash from continuing operations of $67.2 million, compared to $127.1 million during the third quarter of 2020, primarily reflecting decreases in cash flow from income taxes, changes in accounts payable and accrued expenses, and accounts receivable, partially offset by improved results. During the third quarter of 2021, the Company used $20.0 million to fund an investment in Brave Care, $12.3 million to fund practice acquisitions and $10.5 million in capital expenditures.

During the third quarter of 2021, Mednax permanently reduced the size of its revolving credit facility from $1.2 billion to $600 million. At September 30, 2021, Mednax had no outstanding borrowings under its $600 million revolving credit facility and had total debt outstanding of $1.0 billion, consisting solely of its senior notes due 2027, and net debt of $642 million.

Discontinued Operations

Discontinued operations for the three and nine months ended September 30, 2021 and 2020 includes the operating results of the Company’s former anesthesiology and radiology medical groups as well as adjustments to the losses on sale for relevant periods.

Non-GAAP Measures

A reconciliation of Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations to the most directly comparable GAAP measures for the three and nine months ended September 30, 2021 and 2020 is provided in the financial tables of this press release.

Earnings Conference Call

Mednax, Inc. will host an investor conference call to discuss the quarterly results at 9 a.m., ET today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:30 p.m. ET today through midnight ET November 11, 2021 by dialing 866.207.1041, access Code 1506799. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

Mednax, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of Mednax’s Pediatrix and Obstetrix Medical Groups are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telehealth programs to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional entities, Mednax provides services through a network of more than 2,300 physicians in 39 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by the Company’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and the Company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in the Company’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well the Company’s current reports on Form 8-K, filed with the Securities and Exchange Commission, and include the impact of the COVID-19 pandemic on the Company and its financial condition and results of operations; the effects of economic conditions on the Company’s business; the effects of the Affordable Care Act and potential changes thereto or a repeal thereof; the Company’s relationships with government-sponsored or funded healthcare programs, including Medicare and Medicaid, and with managed care organizations and commercial health insurance payors; the Company’s ability to comply with the terms of its debt financing arrangements; the Company’s transition to a third-party revenue cycle management provider; the impact of the divestiture of the Company’s anesthesiology and radiology medical groups; the impact of management transitions; the timing and contribution of future acquisitions; the effects of share repurchases; and the effects of the Company’s transformation initiatives, including its reorientation on, and growth strategy for, its pediatrics and obstetrics business.

###

Mednax, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net revenue	$492,949	$460,635	$1,412,661	$1,317,321
Operating expenses:
Practice salaries and benefits	328,759	309,904	964,806	909,168
Practice supplies and other operating expenses	26,122	22,440	72,516	66,455
General and administrative expenses	66,892	66,346	204,376	194,276
Gain on sale of building	—	—	(7,280)	—
Depreciation and amortization	8,151	7,195	24,288	20,749
Transformational and restructuring related expenses	4,232	34,291	19,042	60,846
Total operating expenses	434,156	440,176	1,277,748	1,251,494
Income from operations	58,793	20,459	134,913	65,827
Investment and other income	1,686	10,534	11,829	13,064
Interest expense	(17,595)	(27,250)	(52,119)	(83,180)
Loss on early extinguishment of debt	—	—	(14,532)	—
Equity in earnings of unconsolidated affiliate	550	282	1,622	1,081
Total non-operating expenses	(15,359)	(16,434)	(53,200)	(69,035)
Income (loss) from continuing operations before income taxes	43,434	4,025	81,713	(3,208)
Income tax provision	(11,594)	(6,677)	(14,002)	(10,859)
Income (loss) from continuing operations	31,840	(2,652)	67,711	(14,067)
(Loss) income from discontinued operations, net of tax	(1,052)	(38,392)	15,716	(718,125)
Net income (loss)	30,788	(41,044)	83,427	(732,192)
Net loss attributable to noncontrolling interest	7	—	21	—
Net income (loss) attributable to Mednax, Inc.	$30,795	$(41,044)	$83,448	$(732,192)
Per common and common equivalent share data (diluted):
Income (loss) from continuing operations	$0.37	$(0.03)	$0.79	$(0.17)
(Loss) income from discontinued operations	$(0.01)	$(0.46)	$0.18	$(8.62)
Net income (loss) attributable to Mednax, Inc.	$0.36	$(0.49)	$0.97	$(8.79)
Weighted average common shares	86,096	83,862	85,759	83,260

Mednax, Inc.

Reconciliation of Income (Loss) from Continuing Operations

to Adjusted EBITDA from Continuing Operations Attributable to Mednax, Inc.

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income (loss) from continuing operations attributable to Mednax, Inc.	$31,847	$(2,652)	$67,732	$(14,067)
Interest expense	17,595	27,250	52,119	83,180
Gain on sale of building	—	—	(7,280)	—
Loss on early extinguishment of debt	—	—	14,532	—
Income tax provision	11,594	6,677	14,002	10,859
Depreciation and amortization expense	8,151	7,195	24,288	20,749
Transformational and restructuring related expenses	4,232	34,291	19,042	60,846
Adjusted EBITDA from continuing operations attributable to Mednax, Inc.	$73,419	$72,761	$184,435	$161,567

Mednax, Inc.

Reconciliation of Diluted Income (Loss) from Continuing Operations per Share to Adjusted Income from Continuing Operations Attributable to Mednax, Inc. per Diluted Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2021		2020
Weighted average diluted shares outstanding	86,096		83,862
Income (loss) from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$31,847	$0.37	$(2,652)	$(0.03)
Adjustments (1):
Amortization (net of tax of $583 and $601)	1,749	0.02	1,802	0.02
Stock-based compensation (net of tax of $1,374 and $1,132)	4,121	0.05	3,398	0.04
Transformational and restructuring expenses (net of tax of $1,058 and $8,573)	3,174	0.03	25,718	0.31
Net impact from discrete tax events	(901)	(0.01)	2,905	0.03
Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$39,990	$0.46	$31,171	$0.37
(1)
A blended statutory rate of 25.0% was used to calculate the tax effects of the adjustments for the three months ended September 30, 2021 and 2020.

	Nine Months Ended September 30,
	2021		2020
Weighted average diluted shares outstanding	85,759		83,260
Income (loss) from continuing operations and diluted income from continuing operations per share attributable to Mednax, Inc.	$67,732	$0.79	$(14,067)	$(0.17)
Adjustments (1):
Amortization (net of tax of $2,049 and $1,632)	6,149	0.07	4,896	0.06
Stock-based compensation (net of tax of $3,737 and $4,550)	11,210	0.13	13,652	0.16
Transformational and restructuring expenses (net of tax of $4,760 and $15,211)	14,282	0.16	45,635	0.55
Gain on sale of building (net of tax of $1,820)	(5,460)	(0.06)	—	—
Loss on early extinguishment of debt (net of tax of $3,633)	10,899	0.13	—	—
Net impact from discrete tax events	(9,484)	(0.11)	7,849	0.10
Adjusted income and diluted EPS from continuing operations attributable to Mednax, Inc.	$95,328	$1.11	$57,965	$0.70
(1)
A blended statutory rate of 25.0% was used to calculate the tax effects of the adjustments for the nine months ended September 30, 2021 and 2020.

Mednax, Inc.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of September 30, 2021	As of December 31, 2020
Assets:
Cash and cash equivalents	$357,914	$1,123,843
Investments	98,510	104,870
Accounts receivable, net	261,972	241,931
Other current assets	69,633	78,704
Intangible assets, net	21,617	26,642
Operating and finance lease right-of-use assets	65,145	55,972
Goodwill, other assets, property and equipment	1,771,313	1,715,986
Total assets	$2,646,104	$3,347,948
Liabilites and equity:
Accounts payable and accrued expenses	$375,839	$423,183
Total debt, net	1,005,067	1,744,805
Operating lease liabilities	60,244	59,903
Other liabilities	359,277	372,340
Total liabilities	1,800,427	2,600,231
Total equity	845,677	747,717
Total liabilities and equity	$2,646,104	$3,347,948